Isabella Bank Names Jerome Schwind Executive Vice President/Chief Operations Officer, Effective January 2014

Mt. Pleasant, Michigan, October 25, 2013 - Steven Pung, President of Isabella Bank, announced the promotion of Jerome Schwind to Executive Vice President and Chief Operations Officer, effective January 1, 2014.
Jerome joined Isabella Bank in 1999 and has served in various leadership roles including Chief Integration Officer and President of the Mecosta Division. Jerome received his undergraduate degree from Ferris State University and his MBA from Lake Superior State University. He is also a graduate of the Dale Carnegie Executive Development program, the Graduate School of Banking at the University of Wisconsin-Madison, and the Rollie Denison Leadership Institute.
In addition to his professional accomplishments, Jerome is also a strong community advocate. He is an active volunteer and serves as a director for the Friends of Ferris board. Schwind is past chair of the Mecosta County Development Corporation and past vice chair of the Mecosta County Medical Center.
“Jerome is a trusted leader within our Bank and also in our local communities. He has more than two decades of banking experience. We look forward to leveraging his skills and knowledge in lending, deposits, and strategic planning across the entire Bank,” commented Isabella Bank President Steven Pung.
For more information about Isabella Bank Corporation, visit the Investors tab at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended September 30, 2013 which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.